Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—December 18, 2017

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.016359 per unit, payable on January 16, 2018 to unitholders of record on December 29, 2017. The distribution primarily represents oil production during the month of September 2017 and natural gas production during August 2017.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	59,411	1,980	308,694	9,958	$46.84	$2.88
Prior Month	60,715	1,959	275,510	8,887	$44.26	$2.88

Oil cash receipts for the properties underlying the Trust totaled $2.8 million for the current month, an increase of $0.1 million from the prior month calculation as a result of an increase in the realized wellhead price, partially offset by a decline in production volumes. The increase in realized prices was due to a three percent increase in NYMEX pricing from August to September and a tightened differential due to payment timing differences. Although oil sales volumes increased from the prior period on a daily basis, total oil sales volumes declined as a result of one less day of production in September compared to August.

Natural gas cash receipts increased from $0.8 million in the prior distribution period to $0.9 million in the current month due to increases in natural gas volumes. Natural gas volumes increased due to payment timing variances.

Total direct operating expenses, including lease operating expenses, production and ad valorem taxes, and gathering and transportation expenses, declined $0.1 million to $2.4 million. Capital expenditures increased the net profits attributable to the underlying properties by $21,000 due to actual capital expenditures in prior months being lower than anticipated, resulting in capital adjustments during the current period that increased net profits. Total direct operating expenses and capital expenditures relate to expenses incurred in October 2017.

Due to capital expenditures incurred in the prior two distribution periods, there was a cumulative net profits deficit of $526,709 (or $421,367 net to the Trust’s 80% net profits interest), reflecting amounts owed to Enduro Resource Partners, the sponsor of the Trust, that was deducted in calculating the net profits interest to the Trust in the current period. Prior to deduction of the cumulative net profits deficit, the net profits attributable to the underlying properties for the current period distribution calculation were $1,264,002 (or $1,011,202 net to the Trust’s 80% net profits interest). Prior to deduction of general and administrative expenses, this would have represented net profits attributable to the Trust’s interest of approximately $0.03 per unit.

The prior month net profits interest calculation included $1.5 million in total capital expenditures, of which approximately $1.1 million related to four gross (0.45 net) wells drilled in the Haynesville. Through October 2017, capital expenditures incurred for the Haynesville wells have totaled $3.4 million. Enduro anticipates natural gas sales from these new wells to be included in distributions beginning in early 2018.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, expected expenses, including capital expenditures, and the anticipated timing of natural gas sales from the recently drilled wells in the Haynesville. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly, could decline further and could remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 15, 2017. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555